UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

PETRO RIVER OIL CORP.
(Exact name of Registrant as specified in its Charter)

Delaware	000-49760	9800611188
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

205 East 42nd Street, Fourteenth Floor New York, New York 10017
(Address of principal executive offices)

(469) 828-3900
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

On September 20, 2016, the Petro River Oil Corp. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”). The matters voted upon at the Annual Meeting and the results of the voting are set forth below.

Proposal No. 1- Election of Directors

	For		Withheld		Broker Non-Vote
	Votes	% Voted	Votes	% Voted	Votes	% Voted
Scot Cohen	11,268,912	96.08%	945	0.01%	459,370	3.92%
Glenn C. Pollack	11,267,382	96.06%	2,475	0.02%	459,370	3.92%
John Wallace	11,267,382	96.06%	2,475	0.02%	459,370	3.92%
Fred Zeidman	11,267,382	96.06%	2,475	0.02%	459,370	3.92%

The Company’s Directors are elected by a plurality of the votes cast. Accordingly, each of the nominees named above were elected to serve on the Board of Directors until the 2017 annual meeting of stockholders, or until their successors are elected and qualified.

Proposal No. 2- Reverse Stock Split

	For	Against	Abstain	Broker Non-Vote
Votes	11,459,867	257,145	12,215	–
% Voted	97.07%	2.19%	0.10%	–

The vote required to approve this proposal was the affirmative vote of a majority of the votes cast on the proposal. Accordingly, stockholders approved a resolution to authorize the Company’s Board of Directors, in its sole and absolute discretion, to amend the Company’s Certificate of Incorporation to implement a reverse stock split of our common stock, at a ratio of not less than 1-for-2, and not greater than 1-for-10, within one year from the date of the Annual Meeting, with the exact ratio to be determined by the Board of Directors.

Proposal No. 3- Ratification of Appointment of Auditors

	For	Against	Abstain	Broker Non-Vote
Votes	11,712,064	4,874	12,289	–
% Voted	99.85%	0.04%	0.10%	–

The vote required to approve this proposal was the affirmative vote of a majority of the votes cast on the proposal. Accordingly, stockholders ratified the appointment of GHB CPAs, PC as the Company’s independent auditors for the fiscal year ending April 30, 2017.

For more information about the foregoing proposals, please review the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on August 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRO RIVER OIL CORP.

Date: September 21, 2016	By:	/s/ Scot Cohen
Scot Cohen
Executive Chairman